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                                EXHIBIT 10.19(e)

                          LOAN MODIFICATION AGREEMENT

         This Loan Modification Agreement is entered into as of February 8, 1996, by and between FAFCO, INC. ("Borrower") whose address is 2690 Middlefield Road, Redwood City, CA 94063, and Silicon Valley Bank ("Lender") whose address is 3000 Lakeside Drive, Santa Clara, CA 95054.


1. DESCRIPTION OF EXISTING INDEBTEDNESS: Among other indebtedness which may be owing by Borrower to Lender, Borrower is indebted to Lender pursuant to, among other documents, a Promissory Note, dated June 10, 1992, in the original principal amount of Five Hundred Thousand and 00/100 Dollars ($500,000.00) (the "Note"). The Note has been modified pursuant to Change in Terms Agreements, dated February 15, 1993 and April 29, 1993, and a Loan Modification Agreements, dated March 8, 1994, and June 5, 1995, pursuant to which, among other things, the principal amount of the Note was increased to One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00). The Note, together with other promissory notes from Borrower to Lender, is governed by the terms of a Business Loan Agreement, dated June 10, 1992, between Borrower and Lender, as may be amended from time to time (the "Loan Agreement").

Hereinafter, all indebtedness owing by Borrower to Lender shall be referenced to as the "Indebtedness."

2. DESCRIPTION OF COLLATERAL: Repayment of the Indebtedness is secured by a Commercial Security Agreement, dated June 3, 1994 (the "Security Agreement").

Hereinafter, the above-described security documents, together with all other documents securing payment of the Note (and other notes executed by Borrower in favor of Lender) shall be referred to as the "Security Documents."
Hereinafter, the Security Documents, together with all other documents evidencing or securing the Indebtedness shall be referred to as the "Existing Loan Documents."

3. DESCRIPTION OF CHANGE IN TERMS:

   A. Modification(s) to Note.

      1. The interest rate to be applied to the unpaid balance of the Note is hereby increased, effective as of the date hereof, to a rate equal to two and one-half percent (2.50%) above the Lender's Index (as defined therein). The principal amount of the Note is hereby reduced to One Million Dollars ($1,000,000.00).

   B. Modification(s) to Loan Agreement.

      1. The paragraph entitled "Financial Covenants" is hereby amended to read, in its entirety::

          Borrower shall maintain, on a monthly basis, beginning with the period ending January 31, 1996, a minimum quick ratio of 0.50 to 1.00, a maximum debt to tangible net worth ratio of 2.75 to 1.00, and a minimum tangible net worth plus subordinated debt of $1,050,000 plus the net proceeds received by Borrower from the sale of convertible securities after the date of this Amendment.
          Furthermore, Borrower shall achieve profitability, on a quarterly year-to-date basis, beginning with the quarter ending March 31, 1996, and quarterly thereafter.

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                           EXHIBIT 10.19(e) page two

      2. The first sentence of the paragraph entitled "Borrowing Base Formula" is hereby amended to read, in its entirety:

   C. Forbearance.

      1. Lender agrees to forebear from exercising its remedies under the Existing Loan Documents until June 5, 1996, not withstanding Borrower's existing default under the Loan Agreement as a result of Borrower's failure to comply with certain covenants as of as of December 31, 1995. Borrower acknowledges that the Indebtedness currently is in default and as a result of such default, Lender is entitled to exercise its remedies as provided in the Existing Loan Documents and as provided under applicable law. Nothing in this Agreement in any way shall constitute Lender's waiver of Borrower's existing default under the Loan Agreement.

          Upon termination of the forbearance period described above, without any notice to Borrower, Lender may exercise any remedies available to Lender under the Existing Loan Documents and under applicable law.


4. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

5. NO DEFENSES OF BORROWER. Borrower agrees that, as of this date, it has no defenses against the obligations to pay any amounts under the Indebtedness.

6. CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Indebtedness, Lender is relying upon Borrower's representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Lender's agreement to modifications to the existing Indebtedness pursuant to this Loan Modification Agreement in no way shall obligate Lender to make any future modifications to the Indebtedness. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Indebtedness.
It is the intention of Lender and Borrower to retain as liable parties all makers and endorsers of Existing Loan Documents, unless the party is expressly released by Lender in writing. No maker, endorser, or guarantor will be released by virtue of this Loan Modification Agreement. The terms of this Paragraph apply not only to this Loan Modification Agreement, but also to all subsequent loan modification agreements.

7. CONDITIONS. The effectiveness of this Loan Modification Agreement is conditioned upon payment of the Loan Fee of Five Hundred Dollars ($500).

   This Loan Modification Agreement is executed as of the date first written above.

BORROWER:                                           LENDER:

FAFCO, INC.                                         SILICON VALLEY BANK

By:  \s\ Alex N. Watt                               By:  \s\ Julie Schneider
Name:  Alex N. Watt                                 Name:  Julie Schneider
Title:  V.P. Finance & Administration               Title:  CBD